Mail Stop 3561- CF/AD 11
      						September 6, 2005

Via U.S. Mail and Fax (787) 774-5058

Mr. Javier O. Lamoso, President
ClearComm, L.P.
City View Plaza, Suite 700
No. 48 of Road 165
Guaynabo, Puerto Rico 00968

	RE:	ClearComm, L.P.
      Form 10-K/A for the fiscal year ended December 31, 2004
      Form 10-Q/A for the period ended June 30, 2005
		File No. 0-28362

Dear Mr. Lamoso:

We have completed our review of your above filings and do not, at this time, have any further comments.

							Sincerely,


							Larry Spirgel
							Assistant Director

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